Exhibit 3.54

LIMITED PARTNERSHIP AGREEMENT

OF

COWTOWN GAS PROCESSING PARTNERS L.P.

(a Texas Limited Partnership)

This Limited Partnership Agreement is entered into and shall be effective as of April 1, 2006, by and between Cowtown Gas Processing L.P., a limited partnership organized under the laws of Texas, as the general partner, and the persons affixing their signatures hereto as initial limited partners.

ARTICLE I

DEFINITIONS

As used herein, the following terms have the following meanings:

Section 1.01. “Act” means the Texas Limited Partnership Law, as amended from time to time.

Section 1.02. “Additional Limited Partner” means a person or entity who is admitted into the Partnership pursuant to the terms of Section 12.06.

Section 1.03. “Adjusted Capital Account Deficit” means, with respect to any Limited Partner, the deficit balance, if any, in such Limited Partner’s Capital Account as of the end of the relevant Partnership fiscal year, after crediting to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Section 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations and debiting to such Limited Partner’s Capital Account the items described in Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations. This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

Section 1.04. “Affiliate” means, with respect to any Partner, (i) any person or entity that directly or indirectly controls, is controlled by, or is under common control with, a Partner, (ii) any entity of which a Partner owns 10% or more of the outstanding voting securities, (iii) any entity of which a Partner is an officer, director, or general partner, (iv) any entity described in clauses (i) through (iii) of this Section 1.04 of which a Partner is an officer, director, general partner, trustee, or holder of 10% or more of the voting securities, or (v) any child, grandchild (whether through marriage, adoption or otherwise), sibling (whether through adoption or otherwise), parent or spouse of a Partner. As used in this definition of “Affiliate,” the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise.

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Section 1.05. “Agreement” means this Limited Partnership Agreement of Cowtown Gas Processing Partners LP, as from time to time amended under Section 16.09.

Section 1.06. “Approval of the Partners” or “Approved by the Partners” means the written approval of the General Partner and those Limited Partners who, at the time the Partnership action is being considered for approval, own at least a majority of the Sharing Percentages owned by all of the Limited Partners.

Section 1.07. “Bankruptcy” means, as to any Partner, the Partner’s taking or “acquiescing” in the taking of any action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law affecting the rights or remedies of creditors generally, as in effect from time to time. For the purpose of this definition, the term “acquiescing” shall include, without limitation, the failure to file, within thirty (30) days after its entry, a petition, answer or motion to vacate or to discharge any order, judgment or decree providing for any relief under any such law.

Section 1.08. “Capital Account” means a capital account to be established for each Partner which shall be:

(a) Credited with (i) the amount of cash and the Gross Market Value of any property contributed to the Partnership by such Partner, (ii) the amount of any income and gain allocated to such Partner (including such Partner’s distributive share of the Partnership’s tax exempt income and any items in the nature of income and gain which are specially allocated under Sections 5.05 and 5.06 and income and gain described in Treas. Reg. §1.704-1(b)(2)(iv)(g), but excluding any income or gain described in Treas. Reg. §1.704(b)(4)(i)) and (iii) the amount of any Partnership liabilities that are assumed by such Partner or that are secured by any Partnership property distributed to such Partner; and

(b) Debited with (i) the amount of cash and the Gross Market Value of any property distributed to such Partner by the Partnership, (ii) the amount of any deductions and losses allocated to such Partner (including such Partner’s distributive share of the Partnership’s expenditures not deductible in computing its taxable income and not properly chargeable to a capital account, and any items in the nature of expenses and losses that are specially allocated under Sections 5.05 and 5.06 and any loss or deduction described in Treas. Reg. §1.704- 1(b)(2)(iv)(g) but excluding loss or deduction described in Treas. Reg. §1.704-1(b)(4)(i) or 1.704-1(b)(4)(iii)) and (iii) the amount of any liabilities of such Partner that are assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

In the event any Partner transfers his interest in the Partnership in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor Partner to the extent such Capital Account relates to such transferred interest.

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Section 1.09. “Capital Contribution” means, as to any Partner, the amount of cash or the value of property set forth opposite such Partner’s name on the attached Exhibit “A” under the heading “Capital Contribution.”

Section 1.10 “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

Section 1.11. “General Partner” means Cowtown Gas Processing L.P., a Texas limited partnership organized under the laws of Texas, or any replacement general partner of the Partnership, but excluding any person or entity who ceases to be a general partner of the Partnership pursuant to this Agreement.

Section 1.12. “Depreciation” means for each Partnership fiscal year or other Partnership period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to a Partnership asset for such year or other period, except as provided in this Section 1.12. If the Partnership asset’s adjusted basis for federal income tax purposes differs from its Gross Market Value at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such Gross Market Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis. If, however, the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Market Value using any reasonable method selected by the General Partner.

Section 1.13. “Gross Market Value” means, with respect to any Partnership asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The Gross Market Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times:

(i) The acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution;

(ii) The distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for the disposition of an interest in the Partnership; and

(iii) The liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

Adjustments pursuant to clauses (i) and (ii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

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(b) The Gross Market Value of any Partnership asset contributed by or distributed to any Partner shall be the gross fair market value of the asset on the date of contribution or distribution; and

(c) The Gross Market Value of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of the Partnership assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining the Partners’ Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m). The Gross Market Value of the Partnership assets shall not, however, be adjusted under this Section 1.13(c) to the extent that the General Partner determines that an adjustment pursuant to Section 1.13(a) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 1.13(c).

(d) If the Gross Market Value of an asset has been determined or adjusted as provided in this Section 1.13, the Gross Market Value of the respective asset shall thereafter be adjusted by the Depreciation, depletion, amortization, gain or loss, as determined for both purposes with respect to the asset for purposes of computing the Partners’ Capital Accounts, as required by Treas. Reg. §1.704- 1(b)(2)(iv)(g);

Section 1.14. “Limited Partner” means any limited partner of the Partnership who purchases one or more Units and any Substituted Limited Partner or Additional Limited Partner, but excluding any person or entity who ceases to be a limited partner of the Partnership pursuant to this Agreement. “Limited Partners” means all of the persons or entities who are limited partners of the Partnership under this Section 1.14.

Section 1.15. “Liquidator” means the person or entity who liquidates the Partnership under Article XV.

Section 1.16. “Net Cash From Operations” means the gross cash revenues received by the Partnership as dividends, interest or income from operations held by the Partnership less amounts used to pay or establish reserves for all Partnership expenses, debt payments (principal and interest) and contingencies, all as determined by the General Partner. Net Cash From Operations shall not be reduced by amortization or similar allowances, but shall be increased by any reductions of reserves previously established.

Section 1.17. “Net Cash From Sales” means the net cash proceeds from the sale or other disposition of the assets of the Partnership, or any part thereof, less any portion thereof used to establish reserves, all as determined by the General Partner. Net Cash From Sales shall include all principal and interest payments with respect to any note or other obligation received by the Partnership in connection with the sale or other disposition of the assets of the Partnership.

Section 1.18. “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations. The amount of Nonrecourse Deductions for a Partnership fiscal year equals the net increase, if any, in the amount of Partnership Minimum Gain during that fiscal year, determined according to the provisions of Section 1.704-2(c) of the Regulations.

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Section 1.19. “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) and 1.752-1(a)(2) of the Regulations.

Section 1.20. “Partner Loan Nonrecourse Deductions” means any Partnership deductions that would be Nonrecourse Deductions if they were not attributable to a loan made or guaranteed by a Partner within the meaning of Regulations Section 1.704-2(i)(l) and 1.704-2(i)(2) of the Regulations.

Section 1.21. “Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

Section 1.22. “Partners” means the General Partner and the Limited Partners, collectively. “Partner” means any one of the Partners.

Section 1.23. “Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

Section 1.24. “Partnership” means the limited partnership formed under this Agreement.

Section 1.25. “Partnership Minimum Gain” has the meaning set forth in Section 1.704-2(d) of the Regulations.

Section 1.26. “Sharing Percentage” means a Partner’s interest in the Partnership, including the right to receive distributions of Partnership assets and the right to receive allocations of income, gain, loss, deduction or credit of the Partnership. The Partners, as a class, shall have the following Sharing Percentages:

a) General Partner	=	1%
b) Limited Partners	=	99%

The Sharing Percentage of any one Limited Partner shall, as of the time in question, be equal to the product of ninety-nine percent (99%) times a fraction, the numerator of which shall be the number of Units held by such Partner at such time and the denominator of which shall be the total number of Units held by all Limited Partners and outstanding at such time.

Section 1.27. “Substituted Limited Partner” means any person or entity admitted to the Partnership pursuant to Section 12.02.

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Section 1.28. “Terminating Event” means, with respect to any Limited Partner, either of the following:

(a) The Limited Partner has dissolved, died or become permanently disabled; or

(b) The Limited Partner is deemed in Bankruptcy under Section 1.07.

“Adverse Terminating Event” means, with respect to any Limited Partner, either of the following:

(x) The Limited Partner has breached the terms and conditions of this Agreement, including without limitation, violating the transfer restrictions set forth in Article XII, as determined in the sole reasonable discretion of the General Partner; or

(y) The Limited Partner has disrupted the affairs of the Partnership or has acted adversely to the best interests of the Partnership, as determined in the sole reasonable discretion of the General Partner.

Section 1.29. “Treasury Regulations” or “Regulations” means Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions in succeeding regulations).

Section 1.30. “Unit” means an interest as a Limited Partner in the Partnership representing a Capital Contribution by a Limited Partner. A maximum of 1,000 Units will be issued by the Partnership, and the General Partner is authorized to issue Units for such consideration as it shall determine is appropriate. Units that have been established with respect to the Limited Partners as of any date during the term hereof are set forth on Exhibit “A,” which is attached hereto and incorporated herein for all purposes, as such Exhibit may be amended from time to time.

ARTICLE II

FORMATION OF PARTNERSHIP

Section 2.01. Formation. The Limited Partners and the General Partner have formed the Partnership pursuant to the Act. The General Partner will file a Certificate of Limited Partnership in the office of the Secretary of State of the State of Texas and will comply with all other legal requirements to form and operate the Partnership. Except as stated in this Agreement, the Act shall govern the rights and liabilities of the Partners.

Section 2.02. Name. The name of the Partnership is Cowtown Gas Processing Partners L.P., and the business of the Partnership shall be conducted under that name or such other names as may be Approved by the Partners from time to time.

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Section 2.03. Principal Office. The principal office of the Partnership shall be located at 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104, or at such other place or places as the General Partner may determine from time to time.

Section 2.04. Term. The Partnership’s term will commence on the date the General Partner files the Certificate of Limited Partnership with the Secretary of State of the State of Texas, as provided in Section 2.01, and shall continue until the date the Partnership is dissolved under Article XIV and thereafter, to the extent provided for by applicable law, until wound up and terminated under Article XV.

Section 2.05. Registered Agent and Office. The registered agent of the Partnership shall be John C. Cirone and the registered office shall be 777 West Rosedale Street, Fort Worth, Texas 76104. The registered office or the registered agent, or both, may be changed by the General Partner upon filing the statement required by the Act.

ARTICLE III

PURPOSES AND POWERS OF THE PARTNERSHIP

Section 3.01. Purposes. The purposes of the Partnership are: (i) to own and operate a natural gas processing facility in Hood County, Texas (the “Business”), (ii) to enter into, from time to time, such financial arrangements as the General Partner may determine to be necessary, appropriate or advisable to acquire, own and operate the Business (including, without limitation, borrowing money and issuing evidences of indebtedness and securing the same by mortgage, deed of trust, security interest or other encumbrance upon one or more or all of the Partnership assets); (iii) to enter into, from time to time, such agreements as the General Partner may determine to be necessary, appropriate or advisable to acquire, own and operate the Business; (iv) to sell or otherwise dispose of the Partnership assets; (v) to raise capital by issuance of Units as provided in Section 12.06; and (vi) generally to engage in such other business and activities and to do any and all other acts and things that the General Partner deems necessary, appropriate and advisable from time to time in furtherance of the purposes of the Partnership as set forth in this Section 3.01.

Section 3.02. Change of Purposes. The purposes of the Partnership shall not be changed unless an amendment to this Agreement setting forth the changed purposes is effected in accordance with the provisions of Section 16.09.

Section 3.03. Powers, Limits on Delegation. Subject to the limitations contained in this Agreement and in the Act, the Partnership purposes may be accomplished by the General Partner taking any action permitted under this Agreement that is customary or reasonably related to acquisition, ownership and operation of the Business.

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ARTICLE IV

CAPITAL CONTRIBUTIONS, LOANS, CAPITAL ACCOUNTS

Section 4.01. Capital Contributions. Each Partner shall contribute his or her respective Capital Contribution to the capital of the Partnership and in exchange therefor shall be allocated Units corresponding to the capital so contributed.

Section 4.02. Additional Capital Contributions. Except as provided in Section 4.01, under no circumstances will any Limited Partner be required to make any contributions to the capital of the Partnership. In the event the General Partner determines that additional funds are needed in the Partnership for expenses and other costs relating to the Partnership’s business, the General Partner may, in its discretion, make a written additional capital contribution request to the Limited Partners who may voluntarily make the additional capital contributions in proportion to the Sharing Percentages of the contributing Partners or in such proportions as all contributing Partners may agree, but in no event shall any such Partner have any obligation to do so. If any of the Limited Partners agree to make the additional capital contributions, the terms shall be as set out in the written request for the additional capital contributions. Any written approval, consents, or agreements to be given or made by any of the Partners with respect to such capital contributions shall be given or made within reasonable time periods set forth in the notice given by the General Partner. In the event of any such additional capital contributions by the Limited Partners, the Sharing Percentages of the Partners shall be equitably adjusted as determined by the General Partner and Approved by the Partners. Further, if Approved by the Partners, any additional capital contribution made by a Limited Partner shall bear a preferential rate of return and enjoy other preferences as the General Partner determines.

Section 4.03. Capital Accounts. A Capital Account shall be established for each Partner. If any Partner is both a General Partner and a Limited Partner, such Partner will have one Capital Account for both such interests in the Partnership. No Partner shall receive any interest with respect to his Capital Account. Furthermore, no Partner shall have the right to demand the return of his contribution to the capital of the Partnership except as otherwise provided in this Agreement. If any Partner is entitled to receive a return of his contribution to the capital of the Partnership, such Partner shall not have the right to receive any property other than cash except as otherwise provided in this Agreement. All of the provisions of this Agreement relating to maintaining Capital Accounts are intended to comply with Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with the Regulations. If the General Partner determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Partnership or any of the Partners), are computed in order to comply with the Regulations, the General Partner may make such modifications, provided that such modifications are not likely to have a material effect on the amounts distributable to any Partner from the Partnership. The General Partner shall also make appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulation Section 1.704-1(b).

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Section 4.04. Loans. The General Partner, and any Limited Partner with the consent of the General Partner, may lend money to the Partnership. If the General Partner or, with the written consent of the General Partner any Limited Partner, makes any loan or loans to the Partnership, the amount of any such loan shall not be treated as a contribution to the capital of the Partnership but shall be a debt due from the Partnership. Any Partner’s loan to the Partnership shall be repayable out of the Partnership’s cash and shall bear interest at a nonusurious rate determined by the General Partner. None of the Partners shall be obligated to loan money to the Partnership.

ARTICLE V

TAX ALLOCATIONS

Section 5.01. Allocations of Income, Gain and Losses. Subject to the other provisions of this Article V, each item of Partnership income, gain, deduction and bottom line taxable income and losses for any Partnership fiscal year shall be allocated to the Partners in proportion to each Partner’s Sharing Percentage.

Section 5.02. Allocation of Recapture Items. If any gain on the sale or other disposition of depreciable Partnership assets is recaptured as ordinary income, such ordinary income shall be allocated among the Partners in the same ratio as the depreciation deductions giving rise to such gains were allocated, but not in excess of the amount of gain otherwise allocable under this Article V.

Section 5.03. Partnership Asset Adjustments. In the event any of the Partnership assets are adjusted pursuant to Section 1.13, subsequent Partnership allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Market Value in the same manner as required under Code Section 704(c) and the Treasury Regulations thereunder. This paragraph shall be construed to give effect to the intent of Treas. Reg. §1.704-1(b)(2)(f)(4).

Section 5.04. Adjustments by the Partners. Any elections or other decisions related to Partnership tax allocations pursuant to Section 5.03 shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Partnership tax allocations pursuant to Section 5.03 is solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account.

Section 5.05. Special Allocations.

(a) Minimum Gain Chargebacks. Notwithstanding any other provision of this Article V, if there is a net decrease in Partnership Minimum Gain during any Partnership fiscal year, each Partner who has a share of Partnership Minimum Gain determined in accordance with Treas. Reg. §1.704- 2(g)(1) shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain as provided by Treas. Reg. §1.704-2(g)(2). The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(f) and 1.704-2(j)(2)(i). The terms of this Section 5.05(a) are intended to comply with the minimum gain charge back requirements in such Sections of the Regulations and shall be interpreted consistently therewith.

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(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704- 2(i)(4) of the Regulations, notwithstanding any other provision of this Article V, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704- 2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Person’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii) of the Regulations. This Section is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for such year) shall be specially allocated to such Limited Partner in an amount and manner sufficient, to the extent required by the Regulations, to eliminate the Adjusted Capital Account Deficit of such Limited Partner as quickly as possible, provided that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5.05 have been tentatively made as if this Section 5.05(c) were not in this Agreement.

(d) Gross Income Allocation. In the event that any Limited Partner has a deficit Capital Account at the end of any Partnership fiscal year, each Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such deficit as quickly as possible, provided that an allocation pursuant to this Section 5.05(d) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5.05 have been tentatively made as if this Section 5.05(c) and 5.05(d) were not in this Agreement.

(e) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

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(f) Nonrecourse Deductions. Nonrecourse Deductions for any Partnership fiscal year or other period shall be specially allocated to the Partners in proportion to each Partner’s Sharing Percentage.

(g) Partner Nonrecourse Deductions. Any Partner Loan Nonrecourse Deductions for any Partnership fiscal year or other period shall be allocated to the Partner who bears the risk of loss with respect to the loan to which such Partner Loan Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(2).

Section 5.06. Curative Allocations. The allocations set forth in Sections 5.05(a), 5.05(b), 5.05(c), 5.05(d), 5.05(e), 5.05(f), and 5.05(g) (“Regulatory Allocations”) are intended to comply with certain requirements of Regulation Section 1.704-1(b) and Section 1.704-2. Notwithstanding any other provisions of this Article V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of Partnership income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such other allocations of items of Partnership income, gain, loss and deduction and the Regulatory Allocations to each Partner shall be equal to the net amount of Partnership tax allocations that otherwise would have been allocated to each such Partner if the Regulatory Allocations had not been a part of this Agreement.

Section 5.07. Other Allocation Rules.

(a) In the event that Limited Partners are admitted to the Partnership on different dates during any Partnership fiscal year, Partnership income or loss allocated to the Partners for each such fiscal year shall be allocated among the Partners during such fiscal year in accordance with Code Section 706, using any convention permitted by law and selected by the General Partner.

(b) For purposes of determining Partnership income, gain, losses and deductions allocable to any period, all such Partnership tax items shall be determined on a daily, monthly or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

(c) The Partners are aware of the income tax consequences of the Partnership tax allocations made under this Article V and hereby agree to be bound by the provisions of this Article V in reporting their share of Partnership income and loss for federal income tax purposes.

ARTICLE VI

DISTRIBUTIONS

Section 6.01. Net Cash From Operations. Except as otherwise provided in Section 15.03, Net Cash From Operations, if any, shall be distributed at such times and in such amounts as the General Partner may determine entirely to the Partners, in accordance with each Partner’s Sharing Percentage.

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Section 6.02. Net Cash From Sales. Except as otherwise provided in Section 15.03, Net Cash From Sales shall be distributed at such times and in such amounts as the General Partner may determine entirely to the Partners, in accordance with each Partner’s Sharing Percentage.

ARTICLE VII

BANK ACCOUNTS, BOOKS OF ACCOUNT,

REPORTS, TAX COMPLIANCE AND FISCAL YEAR

Section 7.01. Bank Accounts; Investments. The General Partner shall establish one or more bank accounts, as provided in Section 8.01(e), into which all Partnership funds shall be deposited. No other funds shall be deposited into these accounts. Funds deposited in the Partnership’s bank accounts may be withdrawn only for Partnership purposes, to pay Partnership debts or to be distributed to the Partners under this Agreement. Partnership funds, however, may be invested in such United States issued or guaranteed securities, and money market funds, as the General Partner may select until withdrawn for Partnership purposes.

Section 7.02. Books and Records. The General Partner shall keep complete and accurate books of account and records relative to the Partnership’s business. The books shall be prepared in accordance with the cash or accrual method of accounting as the General Partner shall elect. The cash or accrual method of accounting shall also be used by the Partnership for income tax purposes as the General partner shall elect. The Partnership’s books and records shall at all times be maintained at the principal business office of the Partnership and shall be available for inspection by the Limited Partners or their duly authorized representatives during reasonable business hours. The books and records shall be preserved for four years after the term of the Partnership ends.

Section 7.03. Audits. On twenty (20) days written notice to the General Partner, any Limited Partner shall have the right to have an audit conducted of the Partnership’s books by an accounting firm acceptable to the General Partner and to the Limited Partner requesting the audit. The cost of the audit shall be borne by the Limited Partner requesting that the audit be performed. Not more than one audit shall be required by any or all of the Limited Partners for any fiscal year.

Section 7.04. Determination of Profit and Loss. All items of Partnership income, expense, gain, loss, deduction and credit shall be determined with respect to, and allocated in accordance with this Agreement for, each Partner for each Partnership fiscal year. Within one hundred twenty (120) days after the end of each Partnership fiscal year, the General Partner shall cause to be prepared, at Partnership expense, financial statements of the Partnership for the preceding fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of the balances in the Partners’ Capital Accounts, prepared in accordance with generally accepted accounting principles (except to the extent inconsistent with the provisions of this Agreement) consistently applied with prior periods. These financial statements shall be available for inspection and copying during ordinary business hours at the reasonable request of any Partner.

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Section 7.05. Tax Returns and Information. The Partners intend for the Partnership to be treated as a partnership for tax purposes. The General Partner shall prepare or cause to be prepared, at Partnership expense, all federal, state and local income and other tax returns which the Partnership is required to file and shall furnish such returns to the Limited Partners, together with a copy of each Limited Partner’s K-1 and any other information which any Limited Partner may reasonably request relating to such returns, within ninety (90) days after the end of each Partnership fiscal year.

Section 7.06. Tax Audits. The General Partner shall be treated as the tax matters partner of the Partnership under Section 6231(a)(7) of the Code. The General Partner shall inform the Limited Partners of all matters which may come to its attention in its capacity as tax matters partner by giving the Limited Partners notice thereof within ten (10) days after becoming so informed. The General Partner shall not take any action contemplated by Sections 6222 through 6232 of the Code unless the General Partner has first given the Limited Partners notice of the contemplated action and received the Approval of the Partners to the contemplated action. This provision is not intended to authorize the General Partner to take any action which is left to the determination of the individual Partner under Sections 6222 through 6232 of the Code.

Section 7.07. Fiscal Year. The Partnership fiscal year shall be the calendar year.

ARTICLE VIII

RIGHTS, OBLIGATIONS, INDEMNIFICATION

AND REMOVAL OF THE GENERAL PARTNER

Section 8.01. Rights of the General Partner as Manager. Subject to the limitations imposed upon the General Partner by this Agreement, and subject to the fiduciary obligations (except as modified in Section 8.05) and limitations imposed upon it at law, the General Partner shall have full, exclusive and complete discretion to manage and control, and shall make all decisions affecting, the Partnership business. Without limiting the General Partner’s power or authority under this Agreement or the Act, the General Partner may take the following actions if, as, and when it deems any such action to be necessary, appropriate or advisable, at the sole cost and expense of the Partnership:

(a) Borrow money for Partnership purposes from any source, including, without limitation, from the General Partner or an Affiliate of the General Partner and, if security is required therefor, to pledge or subject to any other security device any portion of the Partnership’s property, to obtain replacements of any security device, and to prepay, in whole or in part, refinance, increase, modify, consolidate or extend any security device, all of the foregoing at such terms and in such amounts as the General Partner deems, in its sole discretion, to be in the best interest of the Partnership;

(b) Employ or engage from time to time, on behalf of the Partnership, persons, firms or corporations (including Affiliates of the General Partner or a Limited Partner) for the operation and management of the Partnership, including, without limitation, attorneys and accountants, on such terms and for such compensation as the General Partner shall determine, and to enter into agreements for the transfer of Partnership interests to such persons as provided in Article XII.

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(c) Make decisions as to accounting principles and elections, whether for book or tax purposes (and such decisions may be different for each purpose);

(d) Set up or modify record keeping, billing and accounts payable accounting systems;

(e) Open checking and savings accounts, in banks or similar financial institutions, in the name of the Partnership or in the name of a nominee, with or without indication of any fiduciary capacity, and deposit cash in and withdraw cash from such accounts;

(f) Adjust, arbitrate, compromise, sue or defend, abandon or otherwise deal with and settle any and all claims in favor of or against the Partnership as the General Partner shall, in its sole discretion, deem proper;

(g) Enter into, make, perform and carry out all types of contracts and other agreements, and amend, extend, or modify any contract or agreement at any time entered into by the Partnership;

(h) Execute, on behalf of and in the name of the Partnership, any and all contracts, agreements, instruments, notes, certificates, titles or other documents of any kind or nature as deemed necessary and desirable in the sole discretion of the General Partner; and

(i) Do all acts necessary or desirable to carry out the business for which the Partnership is formed or which may facilitate the General Partner’s exercise of its powers hereunder.

Section 8.02. Right to Rely on General Partner. No person, firm or governmental body dealing with the Partnership shall be required to inquire into, or to obtain any other documentation as to, the authority of the General Partner to take any action permitted under Section 8.01. Furthermore, any person or entity dealing with the Partnership may rely upon a certificate signed by the General Partner as to the following:

(a) The identity of the General Partner or any Limited Partner;

(b) The existence or nonexistence of any fact or facts that constitute a condition precedent to acts by the General Partner or which are in any other manner germane to the affairs of the Partnership;

(c) The persons or entities who are authorized to execute and deliver any instrument or document of the Partnership; or

(d) Any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

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Section 8.03. Specific Limitations on General Partner. Notwithstanding anything to the contrary in this Agreement or the Act, without the Approval of the Partners of the specific act in question, the General Partner shall have no right, power or authority to do any of the following acts, each of which is considered outside the ordinary course of Partnership business:

(a) To do any act in contravention of this Agreement;

(b) To change or reorganize the Partnership into any other legal form;

(c) To dissolve the Partnership at will;

(d) To admit any additional or substitute general partner to the Partnership except as specifically provided in this Agreement;

(e) To knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction;

(f) To sell all or substantially all of the Partnership’s assets;

(g) To seek relief under bankruptcy laws; or

(h) To amend this Agreement, except as provided in Section 16.09.

The limitations in this Section 8.03 shall not be applicable to any General Partner or any Liquidator in winding up and liquidating the business of the Partnership under Article XV.

Section 8.04. Obligations of the General Partner. The General Partner shall devote such part of its time to the Partnership as may be required to manage and supervise the Partnership business and affairs, but nothing in this Agreement shall preclude the General Partner, at the expense of the Partnership, from employing or engaging any Affiliate or agent of the General Partner or a third party to provide management or other services to the Partnership, subject, however, to the control of the General Partner. Any transaction between the Partnership and the General Partner or any Affiliate of the General Partner is hereby expressly authorized provided that the terms of such transactions are no less favorable to the Partnership than the terms that would be made available to the Partnership in arm’s length transactions.

Section 8.05. Independent Activities. The Partners and any of their Affiliates may engage in or possess interests in other business ventures of every nature and description, independently and with others, without having or incurring any obligation to offer any interest in such activities to the Partnership or any other Partner. Neither this Agreement nor any activity undertaken hereunder shall prevent any of the Partners or any of their Affiliates from engaging in such other activities or require any of the Partners or any of their Affiliates to permit the Partnership or any other Partners to participate in any such activities and each of the Partners do hereby waive, relinquish and renounce any right or claim of participation in any such activities.

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Section 8.06. Indemnification of the General Partner.

(a) The Partnership, its receiver, or its trustee shall indemnify, hold harmless, and pay all judgments and claims against the General Partner relating to any liability or damage incurred or suffered by the General Partner by reason of any act performed or omitted to be performed by the General Partner or its agents or employees in connection with the Partnership’s business, including reasonable attorneys’ fees incurred by the General Partner in connection with the defense of any claim or action based on any such act or omission, except to the extent indemnification is prohibited by law. Such liability or damage caused by the General Partner’s acts or omissions in connection with the business of the Partnership includes but is not limited to all liabilities under the federal and state securities laws (including the Securities Act of 1933, as amended) and any attorneys’ fees incurred by the General Partner in connection with the defense of any action based on such acts or omissions, which attorneys’ fees may be paid as incurred.

(b) In the event any Limited Partner brings a legal action against the General Partner, including a Partnership derivative suit, the Partnership shall indemnify, hold harmless, and pay all expenses of the General Partner, including but not limited to, attorneys’ fees incurred in the defense of such action if the General Partner is successful in such action.

(c) The Partnership shall indemnify, hold harmless, and pay all expenses, costs or liabilities of the General Partner who, for the benefit of the Partnership, makes any deposit, acquires any option, or makes any similar payment or assumes any obligation in connection with any property proposed to be acquired by the Partnership and who suffers any financial loss as a result of such action.

(d) Any indemnification required herein to be made by the Partnership shall be made promptly following the fixing of any loss, liability, or damage incurred or suffered. If, at any time, the Partnership has insufficient funds to provide such indemnification as herein provided, it shall provide such indemnification if and as the Partnership generates sufficient funds, and prior to any distribution to the Partners.

Notwithstanding the provisions of this Section 8.06, the General Partner shall not be indemnified by the Partnership from any liability for actions or omissions that constitute gross negligence or willful misconduct.

Section 8.07. Reimbursement. The General Partner shall be entitled to be reimbursed for any and all direct and indirect costs and expenses incurred by it in connection with creation of, managing and operating the Partnership and its properties and business, including, without limitation, salaries and bonuses paid to employees of the General Partner who are employed on behalf of the Partnership pursuant to Section 8.01(b). Such reimbursement shall be paid by the Partnership as soon as funds are available therefor. For purposes of reimbursing the General Partner for fees and expenses incurred by it, the General Partner may initially set aside an amount in cash equal to up to 1% of all Limited Partner Capital Contributions. Such 1% set aside shall not limit the General Partner’s right in any way to full reimbursement of expenses which may be incurred throughout the term of the Partnership.

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Section 8.08. Management Fee. The General Partner shall not be compensated for its services to the Partnership.

Section 8.09. Removal. Upon the written Approval of the Partners, the General Partner may be removed from the Partnership for gross negligence or willful misconduct in the performance of its duties hereunder. Removal of the General Partner shall be effective thirty (30) days following receipt by the General Partner of a written notice executed by the approving Limited Partners as provided in the preceding sentence, calling for its removal and stating the grounds therefor. If the General Partner is removed from the Partnership, the General Partner shall be entitled to receive with respect to its interest as General Partner of the Partnership the positive ending balance in its Capital Account, after giving effect to all contributions, distributions, and allocations to the date of such removal. If the General Partner is removed from the Partnership and the Partnership is not reconstituted, but rather is liquidated in accordance with this Agreement, then the General Partner shall be entitled to receive from the Partnership only the liquidation distributions to which it is entitled pursuant to this Agreement. Nothing in this Section 8.09 will effect any interest in the Partnership the General Partner owns in its capacity as a limited partner. If a General Partner ceases to be a General Partner for any reason, such person shall continue to be liable as a General Partner for all debts and obligations of the Partnership existing at the time such person ceases to be a General Partner, regardless of whether, at such time, such debts or liabilities were known or unknown, actual or contingent. A person shall not be liable as a General Partner for debts or liabilities of the Partnership arising after such person ceases to be a General Partner.

ARTICLE IX

RIGHTS AND STATUS OF LIMITED PARTNERS

Section 9.01. General. The Limited Partners have the rights and the status of limited partners under the Act. Except as otherwise provided in this Agreement, the Limited Partners shall not take part in the management or control of the Partnership business, or sign for or bind the Partnership, such powers being vested exclusively in the General Partner.

Section 9.02. Limitation on Liability. Except as provided in the Act, no Limited Partner shall have any personal liability whatever, whether to the Partnership, the General Partner or any creditor of the Partnership, for the debts of the Partnership or any of its losses beyond the amount of the Limited Partner’s obligation to contribute his Capital Contribution to the Partnership under Section 4.01.

Section 9.03. Bankruptcy; Death; Dissolution. Neither the Bankruptcy, death, disability, declaration of incompetence or dissolution of a Limited Partner shall dissolve the Partnership, but the rights of a Limited Partner to share in the profits and losses of the Partnership and to receive distributions of Partnership funds shall, on the happening of such an event, devolve upon the Limited Partner’s estate, legal representative or successor in interest, as the case may be, subject to this Agreement, and the Partnership shall continue as a limited partnership under the Act. The Limited Partner’s estate, representative or successor in interest shall be entitled to receive distributions and allocations with respect to such Limited Partner’s interest in the Partnership and shall be liable for all of

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the obligations of the Limited Partner. Furthermore, the Limited Partner’s estate, representative or successor in interest shall have the right to information concerning the affairs of the Partnership, and shall be entitled to inspect the books or records of the Partnership to the extent necessary to settle the Limited Partner’s estate or administer the Limited Partner’s property, but such person, unless otherwise required by the Act, shall not be entitled to any of the rights of a general partner or limited partner under the Act or this Agreement unless such estate, representative or successor in interest is admitted to the Partnership as a Substituted Limited Partner in accordance with Section 12.02.

ARTICLE X

REPRESENTATIONS AND WARRANTIES OF LIMITED PARTNERS

Each Limited Partner represents and warrants as follows:

(a) The Partner has all requisite power and authority to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

(b) This Agreement shall constitute the valid and binding obligation of the Partner, enforceable against the Partner in accordance with its terms, subject to principles of equity and laws of general application relating to bankruptcy, insolvency and the relief of debtors.

(c) The Partner is experienced in evaluating and investing in entities such as the Partnership. The Partner has evaluated the merits and risks of investing in the Partnership and can afford a complete loss of his investment therein.

(d) The Partner is acquiring an interest in the Partnership for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. The Partner understands that such interest has not been registered under the Securities Act of 1933 as amended (the “Securities Act”), or the securities laws of any state by reason of specific exemptions from the registration provisions of the Securities Act and applicable state securities laws, which exemptions are dependent upon, among other things, the bona fide nature of investment intent of the Partner as expressed herein.

(e) The Partner’s interest in the Partnership must be held indefinitely by the Partner unless subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available. The Partner is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including without limitation the existence of a public market for the securities, the availability of certain current public information regarding the Partnership, the resale occurring not less than one year after a person has purchased and paid for the security to be sold, the resale being through a “broker’s transaction” or in a transaction directly with a “market maker” (as provided by Rule 144(f)) and the number of securities being sold during any three-month period not exceeding specified limitations.

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(f) The Partner understands that no public market now exists for any of the securities issued by the Partnership and that a public market is likely never to exist.

(g) The Partner acknowledges that (i) it has been given the opportunity to make such inquiries concerning the proposed operations of the Partnership as the Partner considers necessary or advisable to enable him to form a decision concerning the purchase of an interest in the Partnership, (ii) all documents, records and books of the Partnership that the Partner has asked to examine in connection with the proposed purchase of an interest in the Partnership have been made available to the Partner, and (iii) the Partner has had an opportunity to ask questions of and receive answers from the General Partner’s executive officers, directors, employees and agents concerning the Partnership’s business, financial condition, results of operations and properties and the terms and conditions of such purchase, and all such questions have been answered to the satisfaction of the Partner.

ARTICLE XI

MEETINGS AND MEANS OF VOTING

Section 11.01. Meetings of the Partners. Meetings of the Partners may be called by the General Partner and shall be promptly called upon the written request of any one or more Limited Partners who own in the aggregate at least a majority of the Sharing Percentages owned by all of the Limited Partners. The notice of a meeting shall state the nature of the business to be transacted at such meeting, and actions taken at any such meeting shall be limited to those matters specified in the notice of the meeting. Notice of any meeting shall be given to all Partners not less than seven (7) and no more than thirty (30) days prior to the date of the meeting. Partners may vote in person or by proxy at such meeting. The General Partner and those Limited Partners who own at least a majority of the Sharing Percentages of all Limited Partners must be present (in person or by proxy) at a meeting in accordance with this Section 11.01 to constitute a quorum, and no action taken by the Partners at any meeting shall be valid unless a quorum is present.

Except as otherwise expressly provided in this Agreement, the vote of the General Partner and those Limited Partners who own a majority of the Sharing Percentages of all Limited Partners shall control all decisions for which the vote of the Partners is required hereunder. The presence of any Partner at a meeting shall constitute a waiver of notice of the meeting with respect to such Partner. The Partners may, at their election, participate in any regular or special meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. A Partner’s participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement.

Section 11.02. Vote By Proxy. Each Limited Partner may authorize any person or entity to act on the Partner’s behalf by proxy in all matters in which a Limited Partner is entitled to participate, whether by waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner authorizing such proxy or such Limited Partner’s attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it.

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Section 11.03. Conduct of Meeting. Each meeting of Partners shall be conducted by the General Partner or by a person or entity appointed by the General Partner; the meeting shall be conducted pursuant to such rules as may be adopted for the conduct of the meetings by the General Partner or the person or entity appointed by the General Partner.

Section 11.04. Action Without a Meeting. Notwithstanding anything to the contrary in this Agreement, any action that may be taken at a meeting of the Partners may be taken without a meeting if a consent in writing setting forth the action so taken is signed by the General Partner and those Limited Partners who own at least a majority of the Sharing Percentages of all Limited Partners. In the event any action is taken pursuant to this Section 11.04, it shall not be necessary to comply with any notice or timing requirements set forth in Section 11.01. Prompt notice of the taking of action without a meeting shall be given to the Partners who have not consented in writing to such action.

Section 11.05. Closing of Transfer Record; Record Date. For the purpose of determining the Partners entitled to notice of or to vote at any meeting of Partners or any reconvening thereof or by consent, the General Partner may provide that the transfer record shall be closed for at least ten (10) days immediately preceding such meeting or the first solicitation of consents in writing. If the transfer record is not closed and if no record date is fixed for determining the Partners entitled to notice of or to vote at a meeting of Partners or by consent, the date on which the notice of the meeting is mailed or the first solicitation of consents in writing shall be the record date for such determination.

ARTICLE XII

TRANSFER OF RIGHT, ADDITIONAL LIMITED PARTNERS

Section 12.01. Transfers by Limited Partner. Except as otherwise set forth in this Article XII, a Limited Partner may not sell, assign, transfer, pledge or hypothecate all or any part of his interest in the Partnership without the consent of the General Partner. The General Partner, for reasonable cause, may withhold its consent to any transfer for which such consent is required. A Limited Partner, with the prior consent of the General Partner, may sell or otherwise assign his interest in the Partnership if the following conditions are satisfied:

(a) The sale, transfer or assignment, when aggregated with any prior sales, transfers or assignments of Partnership interests, does not result in a sale or exchange within a twelve (12) month period of fifty percent (50%) or more of the total interests in the Partnership’s capital and profits within the meaning of Code Section 708(b);

(b) The Limited Partner and his transferee execute, acknowledge and deliver to the General Partner such instruments of transfer and assignment with respect to such transaction as are in form and substance satisfactory to the General Partner;

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(c) If requested by the General Partner, the Limited Partner delivers to the General Partner an opinion of counsel satisfactory to the General Partner, covering such securities and tax laws and other aspects of the proposed transfer as the General Partner may specify;

(d) The Limited Partner has furnished to the transferee a written statement showing the name and taxpayer identification number of the Partnership in such form and together with such other information as may be required under Section 6050K of the Code and the Treasury Regulations thereunder; and

(e) The Limited Partner pays the Partnership a transfer fee that is sufficient to pay all reasonable expenses of the Partnership in connection with such transaction.

Any Limited Partner who thereafter sells, assigns or otherwise transfers all or any portion of his rights or interest in the Partnership shall promptly notify the General Partner of such transfer and shall furnish the General Partner the name and address of the transferee and such other information as may be required under Section 6050K of the Code and the Treasury Regulations thereunder.

Section 12.02. Substituted Limited Partner. No person or entity taking or acquiring, by whatever means, the interest of any Limited Partner in the Partnership shall be admitted as a Substituted Limited Partner without the consent of the General Partner and unless such person or entity:

(a) Elects to become a Substituted Limited Partner by delivering notice of such election to the Partnership;

(b) Executes, acknowledges and delivers to the Partnership such other instruments as the General Partner may deem necessary or advisable to effect the admission of such person or entity as a Substituted Limited Partner, including, without limitation, the written acceptance and adoption by such person or entity of the provisions of this Agreement; and

(c) Pays a transfer fee to the Partnership in an amount sufficient to cover all reasonable expenses connected with the admission of such person or entity as a Substituted Limited Partner.

Section 12.03. Basis Adjustment. Upon the transfer of all or part of an interest in the Partnership, at the request of the transferee of the interest, the General Partner may, in its sole discretion, cause the Partnership to elect, pursuant to Section 754 of the Code or the corresponding provisions of subsequent law, to adjust the basis of the Partnership properties as provided by Sections 734 and 743 of the Code.

Section 12.04. Restriction of Transfer by General Partner. The General Partner may not transfer any interest in the Partnership in a manner which would result in the termination of the Partnership for federal income tax purposes or constitute an event of default (or an event which, upon notice or the passage of time, or both, would constitute a default) under any agreement or instrument by which the Partnership borrowed money or by which its assets are encumbered, and any such attempted transfer shall be null and void.

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Section 12.05. Transfer of Limited Partnership Interests by General Partner. Notwithstanding anything to the contrary in this Agreement, the General Partner may resell any of its limited partnership interests in the Partnership in the same manner and under the same conditions as any other Limited Partner as provided in this Agreement.

Section 12.06. Additional Issuance of Units. Subject to the following terms and conditions, to the extent that fewer than 1000 Units have been issued and are outstanding, the General Partner, from time to time and at any time, is authorized to sell Partnership interests or Units, and resell Partnership interests or Units acquired pursuant to Article XIII hereof and admit Additional Limited Partners without the approval of the Partners, up to a maximum of 1000 Units.

(a) Any person, other than a Substituted Limited Partner, who acquires additional Units issued by the Partnership may be admitted to the Partnership as a Limited Partner only upon delivery to the General Partner of an agreement, in form and substance satisfactory to the General Partner, of such person (i) to be bound by the terms and conditions of this Agreement as it may have been amended and then in force, including without limitation the power of attorney granted in Section 16.16, (ii) confirming that such person satisfies the requirements for admission as a Limited Partner, and (iii) to execute all documents or instruments that the General Partner may reasonably require to be executed in order to effect the admission of such person as a Limited Partner.

(b) The General Partner shall determine the consideration for any Partnership interest or Units sold.

(c) The General Partner is hereby authorized, but not obligated, to offer and sell fractional Units. The General Partner is further authorized and directed to do all things it deems necessary or advisable in connection with any future issuance of Units.

(d) The Partners hereby consent to any and all amendments of this Agreement for the purpose of admitting persons acquiring Units as Additional Limited Partners.

(e) No Partner or assignee of a Partner shall have any preemptive rights with respect to the issuance or sale of Units.

Section 12.07. Invalid Transfer. No transfer of an interest in the Partnership that is in violation of this Article XII shall be valid or effective, and the Partnership shall not recognize any improper transfer for the purposes of making payments of profits, return of capital contributions or other distributions with respect to such Partnership interest, or part thereof.

Section 12.08. Distributions and Allocations in Respect of a Transferred Ownership Interest. If any Partner sells, assigns or transfers any part of his interest in the Partnership during any accounting

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period in compliance with the provisions of this Article XII, Partnership income, gain, deductions and losses attributable to such interest for the respective period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the applicable accounting period in accordance with Code Section 706(d), using any conventions permitted by law as elected by the General Partner. All Partnership distributions on or before the effective date of such transfer shall be made to the transferor, and all such Partnership distributions thereafter shall be made to the transferee. Solely for purposes of making Partnership tax allocations and distributions, the Partnership shall recognize a transfer not later than the end of the calendar month during which the Partnership is given notice of a transfer. If the Partnership does not, however, receive a notice stating the date the Partner’s interest in the Partnership was transferred and such other information as the General Partner may reasonably require within thirty (30) days after the end of the accounting period during which the transfer occurs, then all Partnership tax allocations and distributions shall be made to the entity or person who, according to the books and records of the Partnership, was the owner of the interest in the Partnership transferred on the last day of the accounting period during which the transfer occurs. Neither the Partnership nor the General Partner shall incur any liability for making Partnership tax allocations and distributions in accordance with the provisions of this Section 12.08, whether or not the General Partner or the Partnership has knowledge of any transfer of any interest in the Partnership or part thereof.

Section 12.09. Amendment to Exhibit A. The General Partner shall amend Exhibit “A,” as attached to this Agreement, from time to time to reflect the admission of any successor General Partner, Substituted Limited Partners, or Additional Limited Partners, or the termination of any Partner’s interest in the Partnership.

ARTICLE XIII

PARTNERSHIP’S RIGHT TO LIQUIDATE PARTNERSHIP INTERESTS

Section 13.01. Right of First Refusal. If any Limited Partner receives or obtains an offer from a third party to acquire in any manner all or any part of his interest in the Partnership, which offer the Limited Partner intends to accept, the Limited Partner shall promptly notify the General Partner in writing of the offer received, including the name of the offeror, the number of whole or partial Units offered to be purchased, the proposed purchase price and the other terms and conditions of the offer. The Partnership shall have the option for a period of thirty (30) days from the day it receives such offer notice to liquidate such Limited Partner’s interest in the Partnership on the same terms and conditions contained in the offer. The Partnership may exercise its option by notifying the Limited Partner prior to the end of the thirty (30) day period of its intent to exercise the option. If the Partnership fails to or indicates in writing that it will not exercise the option within the period provided, or if the Partnership exercises the option but fails to effect the liquidation within the prescribed period, the Limited Partner, in accordance with the provisions of Article XII, may convey or dispose of the part of the Partner’s interest in the Partnership that was the subject of the offer but only at the price, terms and conditions and to the party specified in the offer notice to the Partnership. If terms and conditions more favorable to the proposed purchaser than, or in any material manner different from, those offered to the Partnership should be agreed to by the Limited Partner and any third party purchaser, the Partnership shall again

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have the option to liquidate the Limited Partner’s interest in the Partnership which is subject to the more favorable or different purchase terms in accordance with this Section 13.01. Neither the General Partner nor the Partnership shall be liable or accountable to any Limited Partner who attempts to transfer his interest in the Partnership for any loss, damage, expense, cost, or liability resulting from the Partnership’s exercise or failure to exercise the liquidation option under this Section 13.01, delay in notifying the Limited Partner of the Partnership’s intention not to exercise the liquidation option or its enforcement of the requirements of this Section 13.01 in the event that it elects not to exercise the liquidation option. The Partnership’s failure to exercise the liquidation option or to indicate in writing that it is electing not to exercise the option shall not be deemed a consent of the General Partner to allow any third party transferee to become a Substituted Limited Partner, such consent being controlled by the provisions of Section 12.01 and 12.02.

Section 13.02. Occurrence of Terminating Event or Adverse Terminating Event.

(a) In the event a Terminating Event has occurred with respect to any Limited Partner, such Partner, or the Partner’s successor or other legal representative, shall give written notice thereof to the Partnership within thirty (30) days of the occurrence of such event. Upon the receipt of such notice, the Partnership shall have the right, but not the obligation, for the ensuing ninety (90) days, to liquidate such Partner’s interest in the Partnership. If the Partnership has not received written notice of a Terminating Event with respect to any Limited Partner as required under this Section 13.02(a), the Partnership will have the right to liquidate such Partner’s interest in the Partnership for ninety (90) days after the Partnership has actual knowledge of the occurrence of any such event and gives written notice thereof to the Limited Partner. Notwithstanding anything to the contrary in this Agreement, the failure of a Limited Partner to notify the Partnership of the occurrence of a Terminating Event as required under Section 13.02(a) shall not constitute the occurrence of an Adverse Terminating Event.

(b) In the event the General Partner determines, pursuant to Section 1.28 that an Adverse Terminating Event has occurred with respect to any Limited Partner, the Partnership shall give written notice thereof to such Partner and, for a period of ninety (90) days from the date of such notice, the Partnership shall have the right, but not the obligation, to liquidate such Partner’s interest in the Partnership.

Section 13.03. Payment for Partnership Interest.

(a) If any Limited Partner’s interest in the Partnership is liquidated because of the occurrence of a Terminating Event, the amount the Partnership will pay for such interest shall be equal to the greater of the fair market value of such Partnership interest, as determined in accordance with Section 13.03(c), or the amount the Partner paid to acquire such interest less any distributions to such Partner pursuant to Article VI.

(b) If the Partnership liquidates any Limited Partner’s interest in the Partnership as a result of an Adverse Terminating Event, the amount to be paid by the Partnership to such Partner shall be equal to the lesser of the fair market value of such Partner’s interest, as determined in accordance with Section 13.03(c), or the amount paid by the Limited Partner to acquire such interest less any distributions to such Partner pursuant to Article VI.

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(c) If the Partnership liquidates any Limited Partner’s interest in the Partnership as provided in this Section 13.03, the fair market value of each Unit owned by such Limited Partner shall be equal to the percentage interest in the Partnership represented by a Unit multiplied by the difference between: (i) the “Value” (as defined below) of the Partnership’s assets, as of the applicable Terminating Event or Adverse Terminating Event, and (ii) all liabilities of the Partnership as of such date, including, without limitation, the outstanding principal balance of and unpaid accrued interest on Partnership indebtedness.

(d) The “Value” of the Partnership’s assets or of any Partnership asset shall be determined as of the close of business on the day in question by such method as the General Partner determines in good faith will reflect their or its fair market value.

(e) If the Partnership liquidates any Limited Partner’s interest in the Partnership as provided in this Section 13.03, the Partnership shall pay the liquidation price to such Partner or its successor in a lump sum or, at the discretion of the General Partner, in up to sixty (60) equal monthly payments with interest at the prime rate, as published daily in the Wall Street Journal, on the unpaid principal balance. If the General Partner exercises its discretion to pay for a liquidated Partnership interest in monthly installments, the first such installment will be paid to the Partner or its successor in interest on the first day of the month after thirty (30) days have expired since the Partner’s interest in the Partnership has been terminated. Each subsequent installment shall be paid on the first day of each successive month until the full amount owed to the Partner or its successor in interest has been paid. The Partnership’s obligation to pay the Partner in monthly installments under this Section 13.03 will be evidenced by a nonrecourse promissory note executed by the General Partner on behalf of the Partnership secured by the partnership interest being liquidated.

Section 13.04. Federal Income Tax Treatment. In the event the Partnership exercises the right to liquidate any Partner’s interest in the Partnership under this Article XIII, one hundred percent (100%) of all payments made by the Partnership to such Partner hereunder in consideration for such Partner’s Partnership interest will, for federal income tax purposes, be classified as a Code Section 736(b) payment except for such Partner’s share of the Partnership’s “unrealized receivables,” as defined in Code Section 751(c), which will be classified as a Code Section 736(a)(1) payment. The General Partner shall conclusively determine or cause to be determined any such Partner’s share of “unrealized receivables.” Neither the Partnership nor the General Partner shall be liable to any person or entity for any inaccuracy in determining any such Partner’s share of the Partnership’s “unrealized receivables.”

ARTICLE XIV

DISSOLUTION

Section 14.01. Causes. Each Partner expressly waives any right which it or he might otherwise have to dissolve the Partnership except as set forth in this Article XIV. The Partnership shall be dissolved upon the first to occur of the following:

(a) The Bankruptcy, dissolution, removal or any other occurrence which would legally disqualify the General Partner from acting hereunder;

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(b) The withdrawal of the General Partner from the Partnership;

(c) The Approval by the Partners of an instrument dissolving the Partnership;

(d) The occurrence of any other circumstance which, by law, would require that the Partnership be dissolved; or

(e)	The General Partner in its reasonable discretion determines that a rule, ordinance, regulation, statute or government pronouncement has been or may be enacted that would make any aspect of this Agreement or the activities conducted by the Partnership unlawful or eliminate or substantially reduce, either directly or indirectly, the benefits that would accrue to the Partners (including the General Partner) with respect to continuing the Partnership’s business operations.

Nothing contained in this Section 14.01 is intended to grant to any Partner the right to dissolve the Partnership at will (by retirement, resignation, withdrawal or otherwise), or to exonerate any Partner from liability to the Partnership and the remaining Partners if it dissolves the Partnership at will. Any dissolution at will of the Partnership, including dissolution caused under Section 14.01(b), shall be in contravention of this Agreement for purposes of the Act. Dissolution of the Partnership under Section 14.01(c) shall not constitute a dissolution at will.

Section 14.02. Reconstitution. If the Partnership is dissolved as a result of any event described in Section 14.01(a) or (b), the Partnership may be reconstituted and its business continued if, within ninety (90) days after the date of dissolution, those Limited Partners who own at least a majority of the Sharing Percentages owned by all of the Limited Partners affirmatively elect to reconstitute the Partnership, agree on the identity of the new general partner or partners and execute an instrument confirming such facts. If the Partnership is reconstituted, an amendment to this Agreement shall be executed and an amended Certificate of Limited Partnership filed of record.

Section 14.03. Interim Manager. If the Partnership is dissolved as a result of an event described in Section 14.01(a) or (b), those Limited Partners who own at least a majority of the Sharing Percentages owned by all of the Limited Partners may appoint an interim manager of the Partnership, who shall have and may exercise only the rights, powers and duties of a general partner necessary to preserve the Partnership assets, until (a) the new general partner is elected under Section 14.02, if the Partnership is reconstituted; or (b) a Liquidator is appointed under Section 15.01, if the Partnership is not reconstituted. The interim manager shall not be liable as a general partner to the Limited Partners and shall, while acting in the capacity of interim manager on behalf of the Partnership, be entitled to the same indemnification rights as are set forth in Section 8.06. The interim manager appointed as provided herein shall be entitled to receive such reasonable compensation for its services as may be agreed upon by such interim manager and those Limited Partners who own at least a majority of the Sharing Percentages owned by all the Limited Partners.

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ARTICLE XV

WINDING UP AND TERMINATION

Section 15.01. General. If the Partnership is dissolved and is not reconstituted, the General Partner (or in the event that the General Partner has withdrawn or been expelled or is deemed to be in Bankruptcy, a Liquidator or liquidating committee selected by those Limited Partners owning at least a majority of the Sharing Percentages owned by all of the Limited Partners) shall commence to wind up the affairs of the Partnership and to liquidate and sell the Partnership’s assets. The party or parties actually conducting such liquidation in accordance with the foregoing sentence, whether the General Partner, a Liquidator or a liquidating committee, is herein referred to as the “Liquidator.” The Liquidator (if other than the General Partner) shall have sufficient business expertise and competence to conduct the winding up and termination of the Partnership and, in the course thereof, to cause the Partnership to perform any contracts which the Partnership has or thereafter enters into. The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership property under such liquidation, having due regard for the activity and condition of the relevant market and general financial and economic conditions. The Liquidator (if other than the General Partner) appointed as provided herein shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidator and those Limited Partners who own at least a majority of the Sharing Percentages owned by all of the Limited Partners. If the General Partner serves as the Liquidator, the General Partner shall not be entitled to receive any fee for carrying out the duties of the Liquidator. The Liquidator may resign at any time by giving fifteen (15) days prior written notice and may be removed at any time, with or without cause, by written notice of those Limited Partners who own at least a majority of the Sharing Percentages owned by all Limited Partners. Upon the death, dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all the rights, powers and duties of the original Liquidator) will, within thirty (30) days thereafter, be appointed by those Limited Partners who own at least a majority of the Sharing Percentages owned by all of the Limited Partners, evidenced by written appointment and acceptance. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided. The Liquidator shall have and may exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successor in interest, all of the powers conferred upon the General Partner under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and functions. The Liquidator (if other than the General Partner) shall not be liable as a general partner to the Limited Partners and shall, while acting in such capacity on behalf of the Partnership, be entitled to the indemnification rights set forth in Section 8.06.

Section 15.02. Court Appointment of Liquidator. If, within ninety (90) days following the date of dissolution or other time provided in Section 15.01, a Liquidator or successor Liquidator has not been

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appointed in the manner provided therein, any interested party shall have the right to make application to any United States Federal District Judge (in his individual and not judicial capacity) for the Northern District of Texas for appointment of a Liquidator or successor Liquidator, and the Judge, acting as an individual and not in his judicial capacity, shall be fully authorized and empowered to appoint and designate a Liquidator or successor Liquidator who shall have all the powers, duties, rights and authority of the Liquidator herein provided.

Section 15.03. Liquidation. In the course of winding up and terminating the business and affairs of the Partnership, the assets of the Partnership (other than cash) shall be sold, its liabilities and obligations to creditors, including any Partners who made loans to the Partnership as provided in Section 4.04, and all expenses incurred in its liquidation shall be paid, and all resulting items of Partnership income, gain, loss or deduction for the taxable year of the Partnership in which the liquidation occurred shall be credited or charged to the Capital Accounts of the Partners in accordance with Article V. In the event all Partnership property cannot be sold upon liquidation of the Partnership for an amount or amounts deemed reasonable in the sole discretion of the Liquidator, Partnership property may be distributed in kind to the Partners, provided that adjustments to the Partners’ Capital Accounts are made in accordance with Section 1.704 -1(b)(2)(iv)(e), relating to distributions in kind. Property of the Partnership distributed in kind and the net proceeds from all sales (after deducting all selling costs and expenses in connection therewith), together with (at the expiration of the period referred to in Section 15.04) the balance in the reserve account referred to in Section 15.04 shall be distributed among the Partners in the ratio of the then credit balances in their Capital Accounts. The Liquidator shall be instructed to use all reasonable efforts to effect complete liquidation of the Partnership within one year after the date the Partnership is dissolved. Each holder of an interest in the Partnership shall look solely to the assets of the Partnership for all distributions and shall have no recourse therefor (upon dissolution or otherwise) against the Partnership, the General Partner or the Liquidator. Upon the completion of the liquidation of the Partnership and the distribution of all the Partnership assets and funds the Partnership shall terminate and the General Partner (or the Liquidator, as the case may be) shall have the authority to execute and record all documents required to effectuate the dissolution and termination of the Partnership.

Section 15.04. Creation of Reserves. After making payment or provision for payment of all debts and liabilities of the Partnership and all expenses of liquidation, the Liquidator may set up, for a period not to exceed two (2) years after the date of dissolution, such cash reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, unless inconsistent with Section 1.704-1(b)(2)(ii)(b) of the Regulations.

Section 15.05. Final Audit. Within a reasonable time following the completion of the liquidation, the Liquidator shall supply to each of the Partners a statement, certified by the Partnership’s independent certified public accountants if those Limited Partners owning at least a majority of the Sharing Percentages owned by all of the Limited Partners shall so request, which shall set forth the assets and the liabilities of the Partnership as of the date of complete liquidation, each Partner’s pro rata portion of distributions under Section 15.03, and the amount retained as reserves by the Liquidator under Section 15.04.

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Section 15.06. Compliance with Timing Requirements of Regulations. In the event the Partnership is “liquidated” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), the Partnership shall distribute its assets to the Partners who have positive Capital Accounts in compliance with Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) in accordance with this Article XV if such liquidation constitutes a dissolution of the Partnership, or in accordance with Article VI if such liquidation does not constitute a dissolution. If the General Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations to all taxable years, including the year during which such liquidation occurs), the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(3). A Limited Partner having a deficit balance in his Capital Account shall have no obligation to make any contribution to the Partnership with respect to such deficit.

Section 15.07. Liquidating Trust. Distributions pursuant to this Article XV, in the Liquidator’s discretion, may be distributed to a trust established for the benefit of the Partners for the purpose of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Liquidator in the same proportions as the amount distributed to such trust by the Partnership would have otherwise been distributed to the Partners under this Agreement.

ARTICLE XVI

MISCELLANEOUS

Section 16.01. Notices. All notices given pursuant to this Agreement shall be in writing and shall be deemed effective when personally delivered or when placed in the United States mail, registered or certified with return receipt requested, or when sent by prepaid telegram or facsimile followed by confirmatory letter. For purposes of notice, the addresses of the Partners shall be as stated under their names on the attached Exhibit “A;” provided, however, that each Partner shall have the right to change his address for notice hereunder to any other location by the giving of thirty (30) days notice to the General Partner in the manner set forth above.

Section 16.02. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive federal laws of the United States and the laws of the State of Texas.

Section 16.03. Attorneys’ Fees. If any litigation is initiated by the Partnership against any Partner or by any Partner against another Partner or the Partnership relating to this Agreement or the subject matter hereof, the Partner or entity prevailing in such litigation shall be entitled to recover, in addition to all damages allowed by law and other relief, all court costs and reasonable attorneys’ fees incurred in connection therewith.

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Section 16.04. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Partners, and their respective heirs, legal representatives, successors and assigns; provided, however, that nothing contained herein shall negate or diminish the restrictions set forth in Article XII or Article XIII.

Section 16.05. Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner. The failure by any party to specifically enforce any term or provision hereof or any rights of such party hereunder shall not be construed as the waiver by that party of its rights hereunder. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

Section 16.06. Time. Time is of the essence with respect to this Agreement.

Section 16.07. Waiver of Partition. Notwithstanding any statute or principle of law to the contrary, each Partner hereby agrees that, during the term of the Partnership, he shall have no right (and hereby waives any right that he might otherwise have had) to cause any Partnership property to be partitioned and/or distributed in kind.

Section 16.08. Entire Agreement. This Agreement contains the entire agreement among the Partners relating to the subject matter hereof, and all prior agreements relative hereto which are not contained herein are terminated.

Section 16.09. Amendments. Except as otherwise expressly provided in this Section 16.09, amendments or modifications may be made to this Agreement only by setting forth such amendments or modifications in a document unanimously approved by the Partners, and any alleged amendment or modification herein which is not so documented shall not be effective as to any Partner. The General Partner may, without the consent of any Limited Partner, amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) A change in the name of the Partnership or the location of the principal place of business of the Partnership, or a change in the registered office or the registered agent of the Partnership;

(b) Admission of a Limited Partner into the Partnership or termination of any Limited Partner’s interest in the Partnership in accordance with this Agreement;

(c) A change that is necessary to qualify the Partnership as a limited partnership under the laws of any state or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes;

(d) A change: (i) that is of an inconsequential nature and does not adversely affect the Partners in any material respect; (ii) that is necessary or desirable to satisfy any requirements, conditions

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or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or contained in any federal or state statute, compliance with any of which the General Partner deems to be in the best interest of the Partnership and the Limited Partners; or (iii) that is required or contemplated by this Agreement;

(e) Adds to the representations, duties, or obligations of the General Partner;

(f) Cures any ambiguity;

(g) Corrects or supplements any provision of this Agreement which may be inconsistent with any other provision hereof or adds any provisions with respect to matters or questions arising out of this Agreement not inconsistent with the intent of this Agreement;

(h) Changes any provisions in this Agreement required to be so changed by the staff of the Securities and Exchange Commission or other federal agency or by a State Securities Commissioner or similar official, which changes are deemed by such commission, agency or official to be for the benefit or protection of the Limited Partners; or

(i) Makes any other change that is for the benefit of or not adverse to the interest of the Limited Partners.

However, no amendment or modification which disproportionately affects the interest of any Partner in the capital, profit or loss of, or distributions or allocations with respect to, the Partnership shall be effective as to any Partner unless same has been set forth in a document duly executed by such Partner.

Section 16.10. Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of such invalidity or unenforceability does not destroy the basis of the bargain among the Partners as expressed herein, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

Section 16.11. Gender and Number. Whenever required by the context, as used in this Agreement, the singular number shall include the plural and the neuter shall include the masculine or feminine gender, and vice versa.

Section 16.12. Exhibits. Each Exhibit to this Agreement is incorporated herein for all purposes.

Section 16.13. Additional Documents. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

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Section 16.14. Captions. The Article and Section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any Article or Section.

Section 16.15. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which shall constitute but one document.

Section 16.16. Power of Attorney.

(a) Each Partner hereby constitutes and appoints the General Partner (including any successor General Partner) as his attorney-in-fact, with full power of substitution and resubstitution, and with full power and authority to act in his name, place and stead, to execute, swear to, acknowledge, deliver and file all instruments and documents, which will include, but not be limited to, the following:

(i) All certificates of limited partnership, as well as amendments thereto, and any certificates, instruments and documents, including fictitious name certificates, as may be required by law or by any governmental agency, or which the General Partner deems advisable;

(ii) Any documents which may be required to effect the continuation of the Partnership, the admission of an Additional or Substituted Limited Partner, or the dissolution and termination of the Partnership, provided such continuation, admission or dissolution and termination are in accordance with the terms of this Agreement;

(iii) All amendments to this Agreement made pursuant to the terms of this Agreement; and

(iv) All conveyances which the General Partner deems advisable to effect the disposition, pledge or encumbrance of any assets of the Partnership (irrespective of whether legal title to such assets is in the name of the Partnership, a nominee or one or more Partners or the General Partner) in accordance with the terms of this Agreement.

(b) The power of attorney granted herein:

(i) Is a special power of attorney coupled with an interest and is irrevocable and shall survive the death, incompetency, bankruptcy, dissolution or termination of the granting Partner and shall extend to such Partner’s heirs, successors and assigns; and

(ii) Shall survive the delivery of an assignment by a Partner of the whole or any portion of his interest; except that where the assignee thereof has been approved by the General Partner for admission to the Partnership as a Substituted Limited Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument necessary to effect such substitution.

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Each Partner hereby agrees to be bound by any representations made by the General Partner pursuant to such power of attorney so long as the General Partner acts in good faith hereby and is not grossly negligent, guilty of fraud or other malfeasance; and each Partner hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner under such power of attorney so long as the General Partner acts in good faith hereby and is not grossly negligent, guilty of fraud or other malfeasance.

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IN WITNESS WHEREOF, the Partners have executed this Agreement effective April 1, 2006.

GENERAL PARTNER:			LIMITED PARTNERS:

COWTOWN GAS PROCESSING L.P.			LITTLE HOSS RANCH PARTNERS, L.P.

By:	COWTOWN PIPELINE MANAGEMENT, INC., its general partner		By:	AEM RANCH, L.L.C., general partner

	By:			By:

	Name:	JOHN C. CIRONE		Name:	Ardon E. Moore, III

	Title:	VICE PRESIDENT		Title:	President

			By:	LITTLE HOSS RANCH, L.L.C., general partner

By:

				Name:	Ardon E. Moore, III

				Title:	As Agent

COWTOWN GAS PROCESSING L.P.

			By:	COWTOWN PIPELINE MANAGEMENT, INC., its general partner

By:

				Name:	JOHN C. CIRONE

				Title:	Vice President

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EXHIBIT “A”

Partners Name and Address	Capital Contribution	Partner’s Sharing Percentage *	Units

General Partner:

Cowtown Gas Processing L.P. 777 West Rosedale Street, Suite 300 Fort Worth, TX 76104	Assets reflected on that one certain Assignment, dated April 3, 2006, from the Partner to the Partnership, having an agreed value of $28,993,534.00.	1%	N/A

Limited Partners:

Cowtown Gas Processing L.P. 777 West Rosedale Street, Suite 300 Fort Worth, TX 76104	Assets reflected on that one certain Assignment, dated April 3, 2006, from the Partner to the Partnership, having an agreed value of $28,993,534.00.	94%	475

Little Hoss Ranch Partners, L.P. 201 Main Street, Site 3200 Fort Worth, Texas 76102	$1,449,676.70	5%	25

*	Partner’ Sharing Percentage is determined as follows: (Units owned divided by total Units outstanding) x 99%

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